Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, File No. 333-180476 of West End Indiana Bancshares, Inc. of our report dated March 29, 2013, on our audits of the consolidated financial statements of West End Indiana Bancshares, Inc. as of and for the years ended December 31, 2012 and 2011, which report is included in the Annual Report on Form 10-K of West End Indiana Bancshares, Inc. for the year ended December 31, 2012.

BKD, LLP

/s/ BKD, LLP
Indianapolis, Indiana
March 29, 2013